OREGON METALLURGICAL CORPORATION

                                  EXHIBIT 11.1
                         EARNINGS PER SHARE COMPUTATION
                      (in thousands except per share data)

                                                           Three Months Ended
                                                         -----------------------
                                                         March 30,     March 31,
                                                           1997          1996
                                                         ---------     ---------

Net income                                                $ 7,711       $ 3,345
                                                          =======       =======

Weighted average common shares outstanding                 16,152        11,060

Weighted average common share equivalents
   assumed issued from Excess Benefit Plan                     31           108

Weighted average common share equivalents
   assumed issued from exercise of warrants
   and stock options                                           90           121

Weighted average common share equivalents
   assumed issued as part of Employee
   Compensation Plans                                         135            38
                                                          -------       -------
Weighted average common shares and
   equivalents outstanding                                 16,408        11,327
                                                          =======       =======

Net income per share                                      $  0.47       $  0.30
                                                          =======       =======

Earnings per share computed on both the primary and fully diluted bases are the same.


                                  Exhibit 11.1